News Release

Contact: Leigh Woodward Public Relations (562) 528-5056	Contact: Juan José Orellana Investor Relations (562) 435-3666

MOLINA HEALTHCARE OF NEW MEXICO
SELECTED FOR PARTICIPATION IN CENTENNIAL CARE

LONG BEACH, CA – (February 11, 2013) – Molina Healthcare, Inc. (NYSE: MOH) today announced that its New Mexico health plan, Molina Healthcare of New Mexico, Inc. has been selected by the New Mexico Human Services Department (HSD) to participate in the new Centennial Care program.  In addition to continuing to provide physical and acute health care services, under the new program Molina Healthcare of New Mexico will expand its services to provide behavioral health and long-term care services.

“Molina Healthcare has a long history of caring for New Mexico’s Medicaid members.  We are delighted to continue our partnership with HSD as it launches the new Centennial Care program,” said Patty Kehoe, president of Molina Healthcare of New Mexico.  “Our organization has always been committed to providing access to quality care for our members.  We plan to draw on our extensive experience to successfully implement this exciting new program.”

The Centennial Care program modernizes the Medicaid program in New Mexico with the goal of creating a unified, comprehensive health care delivery system.  It aligns incentives within the health care system so that all involved – the state, the health plans, the providers, and the members – are working towards the same objective of achieving better health care at less cost.  In addition, the newly eligible population under the Affordable Care Act Medicaid expansion will be enrolled under Centennial Care.

The selection of Molina Healthcare of New Mexico was made by HSD pursuant to its request for proposals issued in August 2012.  The operational start date for the program is currently scheduled for January 2014.  Molina Healthcare of New Mexico will now begin working through a readiness review with HSD to prepare for full implementation of Centennial Care.

Molina Healthcare of New Mexico currently serves approximately 90,000 Medicaid and Medicare beneficiaries statewide in New Mexico.  Additionally, Molina Healthcare operates two primary care clinics in Albuquerque and Santa Fe through an affiliated company.

About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  The Company’s licensed health plans in California, Florida, Michigan, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.8 million members, and its subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.  More information about Molina Healthcare is available at www.molinahealthcare.com.

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